Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Jinxuan Coking Coal Limited on Form F-1 of our report dated September 8, 2017, with respect to our audits of the financial statements of Liulin Junhao Coking Coal Trading Co., Ltd (the “Company”) as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing, China

January 30, 2018